EXHIBIT 10(c)

Long-Term Performance Cash Bonus

To:	(Name)
(Company)

As of (Date), as authorized by the Executive Compensation and Stock Option Committee of the Board of Directors of Furniture Brands International, Inc., you have been granted the right to receive a long-term performance-based cash bonus under the Furniture Brands 2005 Long-Term Performance Bonus Plan in the target amount of $___________ (the "Target Bonus").

This grant will bear a three-year Performance Period that will begin (Date) and will end (Date). The actual amount of the bonus to be paid at the conclusion of the Performance Period will be calculated by applying to the Target Bonus the appropriate percentage established with reference to (i) pretax return on net assets in 2007 and (ii) 3-year cumulative net cash from operations (net of capital expenditures) during the Performance Period. A sample to demonstrate this relationship is set forth in the Performance Matrix below. The actual performance percentage will be established pursuant to a formula that will likely result in a percentage between those shown on this matrix.

3-Year Cumulative Net
Cash from Operations	Pretax Return on Average Net Assets in (Year)
(minus CapEx) (000's)

	%	%	%	%	%	%	%

	$0%	0%	25%	50%	75%	100%	125%

	$0%	20%	40%	65%	90%	115%	140%

	$30%	40%	60%	85%	105%	130%	155%

	$45%	55%	75%	100%	120%	145%	165%

	$65%	75%	95%	115%	135%	160%	180%

	$85%	95%	115%	135%	155%	175%	195%

	$105%	115%	130%	150%	170%	190%	205%

3-Year Cumulative Net Cash from Operations will be calculated at the Furniture Brands corporate level with reference to Furniture Brands' Consolidated Statements of Cash Flows for the three fiscal years beginning (Date) and ending (Date). From "Net cash provided by operations" will be subtracted "Additions to property, plant and equipment."

Pretax Return on Net Assets in (Year) will be calculated at the Furniture Brands corporate level with reference to Furniture Brands' Consolidated Statements of Operations and Furniture Brands' Consolidated Balance Sheet for the fiscal year ending (Date). "Earnings before income tax expense" will be divided by net assets (meaning "Total current assets" plus "Net property, plant and equipment" plus "Intangible assets" plus "Other assets" minus "Accounts payable and other accrued expenses").

Upon the announcement of the results for the fiscal year ending (Date), you will be advised of the measure of achievement against the performance goals. Your bonus will be calculated, taxes will be withheld from the bonus, and the remainder will be paid half in cash and half in full-value shares of Furniture Brands International common stock.

Your entitlement to receive any distribution pursuant to this grant is contingent upon your remaining a regular employee of Furniture Brands or of a subsidiary or division of Furniture Brands from and after the date of this grant and through (Date).

In all respects, this grant is subject to the terms of, and is subject to shareholder approval of, the Furniture Brands 2005 Long-Term Performance Bonus Plan, a copy of which is enclosed.

Dated: (Date)

FURNITURE BRANDS INTERNATIONAL, INC.

By:	/s/ Lynn Chipperfield

Lynn Chipperfield, Senior Vice President and
Chief Administrative Officer